                                                                      Exhibit 12


            COMPUTATION OF THE RATIOS OF CURRENT ASSETS TO CURRENT
                LIABILITIES FOR THE YEARS 1997, 1996 AND 1995


                                1997      1996      1995
                                ----      ----      ----

        Current Assets          4690      4753      4088
        Current Liabilities     2641      2935      2590
                                ----      ----      ----
        Current Ratio           1.78      1.62      1.58